Exhibit 5.1

December 29, 2022

Amyris, Inc.

5885 Hollis Street, Ste. 100

Emeryville, California 94608

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the offering of by Amyris, Inc., a Delaware corporation (the “Company”), ”), of 20,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), and warrants (the “Warrants”) to purchase up to 15,000,000 shares of Common Stock (such shares issuable upon exercise of the Warrants, the “Warrant Shares”) to be issued pursuant to that certain Securities Purchase Agreement, dated as of December 29, 2022 (the “Purchase Agreement”), by and between the Company and each of the investors thereto. The Shares, Warrants and the Warrant Shares are registered and offered pursuant to an automatic shelf Registration Statement on Form S-3 (File No. 333-255105) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 7, 2021 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus filed therewith (the “Base Prospectus”) and the prospectus supplement dated December 29, 2022 (the “Prospectus Supplement”) filed with the Commission pursuant to Rule 424(b) under the Securities Act (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus”). The offering of the Shares, the Warrants and the Warrant Shares pursuant to the Registration Statement and the Prospectus is referred to herein as the “Offering.”

In connection with our opinion expressed below we have examined originals or copies of the Purchase Agreements, the Registration Statement, the Company’s Restated Certificate of Incorporation, as amended (the “Restated Certificate”) and the Company’s Restated Bylaws, as amended (the “Bylaws” and, together with the Restated Certificate, as each may be amended, modified or restated, the “Charter Documents”), certain minutes and consents of the Company’s board of directors (the “Board”) or a committee or committees thereof relating to the Registration Statement, the Charter Documents, the Purchase Agreement, the Warrants, the Offering, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary. In giving our opinion, we have also relied upon a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.

In our examination of documents we have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of any laws other than the existing laws of the Delaware General Corporation Law.

Amyris, Inc.

December 29, 2022

With respect to the Warrants, we have assumed that, as of each and every time any of the Warrants are exercised, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under its Restated Certificate to permit full exercise of each of the Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Shares, the Warrants and the Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, the Warrants and Warrant Shares, any change in actions of the Board or the Company’s stockholders, or any amendments to the Charter Documents, and (ii) at the time of the issuance of any Warrant Shares and as of the date hereof, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Shares, Warrants and Warrant Shares subsequent to the date hereof, is in compliance by the Company with the terms of such Shares, Warrants and Warrant Shares and will not violate any applicable law (including, without limitation, any law relating to usury or similar laws) or result in a violation of any provision of any of the Charter Documents or of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon the foregoing, we are of the following opinion:

(i)

when the Shares are issued, sold and delivered in accordance with the provisions of the Purchase Agreement and in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board referenced above, such Shares will be validly issued, fully paid and nonassessable;

(ii)

when the Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, and the Prospectus, such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(iii)	the Warrant Shares, when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission in connection with the Offering, and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto, as applicable. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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Amyris, Inc.

December 29, 2022

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and the Prospectus and is not to be relied upon for any other purpose. In providing this opinion, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP
FENWICK & WEST LLP